EXHIBIT 10.4

INDIVIDUAL EMPLOYMENT CONTRACT
UNDEFINED TERM
WITH INTEGRATED SALARY
DIRECTION, TRUST AND MANAGEMENT

Name of Employer	GRAN TIERRA ENERGY COLOMBIA LTD.
Address of Employer	Calle 113 No. 7-80, Torre AR, Floor 17 Bogota, Colombia
Name of Employee	Duncan Nightingale
Address of Employee	Carrera 5 No. 131-90, Apt. 1605 Bogota, Colombia
Place and Date of Birth	Colchester- Canada, January 4th, 1959
Position to occupy	Senior Manager for Planning and Project Management
Integrated Monthly Salary	Nineteen thousand seven hundred and fourty two Canadian dollars (CDN$19.742)
Payment periods
Date of Initiation of Work	February 1st, 2011
Place where services are rendered	Bogota
City where contracted	Bogota

Between the undersigned, JULIAN GARCÍA SALCEDO, of age, domiciled in Bogota, identified with citizenship card No. 19.421.914, acting as Legal Representative of GRAN TIERRA ENERGY COLOMBIA LTD, a Colombian branch of a foreign company, domiciled in Bogota, which hereinafter will be referred to as THE EMPLOYER, for one hand, and DUNCAN NIGHTINGALE, identified with Canadian Passport No. BA 386341 and foreign identification card No. 391.739, which hereinafter will be referred to as THE EMPLOYEE, on the other hand, have entered into an employment contract that will be governed by the following clauses:

FIRST. PURPOSE. – THE EMPLOYEE is obliged with THE EMPLOYER to incorporate at its service all its normal working capacity, in a personal and exclusive manner in the performance of all the functions as Senior Manager for Planning and Project Management, and any ancillary and complimentary originated from the same position, in accordance with the orders and instructions that are imparted verbally or in writing by THE EMPLOYER or its representatives or which are deemed necessary in the performance of its functions. Likewise agrees not to perform the same activities related to its position, not to deal during working hours with matters or occupations different from the ones entrusted by THE EMPLOYER without its previous authorization, as well as to abstain from performing outside the company activities that will affect its health and cause its organism to wear out in such way that will impede the proper rendering of the services contracted. Paragraph 1. It is an integral part of this contract, in everything that does not go against the Colombian law, the communication made on December 7th, 2010 denominated “EXPATRIATE ASSIGNMENT TO GRAN TIERRA ENERGY COLOMBIA LTD.” (Hereinafter “Expatriate Assignment Letter”), entered into on the same date by Shane O’Leary, Chief Operating Officer of the company Gran Tierra Energy Inc and THE EMPLOYEE. Paragraph 2. For the effects of the application of the “Hypothetical Tax” referred to in article 8 of the Expatriate Assignment Letter, THE EMPLOYEE authorizes THE EMPLOYER to deduct of its salary the difference between the real tax and the hypothetical tax, with the purpose of reaching the tax equality mentioned and accepted by THE EMPLOYEE in the Expatriate Assignment Letter.

SECOND: WORKING DAY. - THE EMPLOYEE is obliged to comply with Forty Eight (48) working hours per week, in the shifts and within the schedule determined by THE EMPLOYER. Paragraph: Notwithstanding the latter, given the functions that will be performed by THE EMPLOYEE, these are considered as DIRECTION, TRUST AND MANAGEMENT, therefore it will not be subject to the maximum working hours established by law and shall work the number of hours necessary to perform its functions.

THIRD. PLACE WHERE SERVICES ARE RENDERED. – The work here hired will be developed by THE EMPLOYEE in the places or sites that for such effect are indicated by THE EMPLOYER. Likewise, THE EMPLOYEE accepts any transfer order that is instructed to perform another position or function, as long as such transfer does not imply work or salary deterioration. Paragraph: As indicated in the heading of this contract, the principal site for the performance of the work contracted will be the city of Bogota, however special travels may be requested of THE EMPLOYEE to places were projects of the company are developed.

FOURTH. SALARY.- THE EMPLOYER will recognize and pay as retribution for the work performed by THE EMPLOYEE¸ an Integrated Monthly Salary equivalent to Nineteen Thousand Seven Hundred Forty Two Canadian Dollars (CDN$19.472), paid once or twice a month, as determined by THE EMPLOYER, within it is included the remuneration for Sunday rest and holidays which are referred to on Chapters I, II and III of Title VII of the Substantive Labor Code. THE EMPLOYEE acknowledges that the sum agreed rewards all the concepts listed in this clause. Paragraph 1. The Parties consent that the salary agreed upon in this clause will be paid as follows: (i) Sixty per cent (60%) in Colombian pesos at the exchange rate equivalent to One Thousand Eight Hundred and Fifty Pesos (COP$1.850) for One Canadian Dollar (CDN$1). Each year of the term of this contract, the parties agree to review together the exchange rate previously mentioned. Any adjustment agreed will only apply to the future. In case that there is no mutual agreement to make the adjustment, the Parties agree that the exchange rate that will be used will be the latest that was in force according to this contract and its amendments; (ii) Forty Percent (40%) in Colombian pesos at the exchange rate in force on the date of each payment. Paragraph 2. The Integrated Monthly Salary agreed will compensate beforehand the amount of the ordinary salary, supplementary work or extra hours, work on Sundays and holidays, fringe benefits, such as severance, interests over severance, legal bonus, annual bonus, and other extralegal stipulations made between the company and its collaborators; additionally to the ones set forth during the term of this contract, including aids and benefits in kind, such as nourishment and others. In consequence, according to what is established in Article 18 of Law 50/90, THE EMPLOYEE will only receive the Integral Monthly Salary agreed. In the event that THE EMPLOYEE agrees and/or receives benefits, aids or extralegal bonuses, for any cause, these will not constitute salary for any legal or fringe benefit effect. Paragraph 3: Based on what is set forth in Article 128 of the Substantive Labor Code, replaced by Article 15 of Law 50 of 1990, THE EMPLOYEE and THE EMPLOYER have agreed that, in addition to what is foreseen in the law, the following will not have constitute salary either in payment or in kind for the effects of this contract, nor will affect the liquidation of fringe benefits of labor credits: a) Possible bonus that THE EMPLOYEE may receive; b) Any type of expenditure and its corresponding reimbursement related to expenditures or other matters when THE EMPLOYEE makes business trips on behalf of THE EMPLOYER (including but not limited to transportation, representation, support, accommodation, either permanent or occasional, having in mind that its eventual incidence in the salary is already included within the Integrated Salary); c) The vehicle and maintenance expenditures of such in case that THE EMPLOYER according to its policies and in virtue of the work, assigns it to THE EMPLOYEE; d) The provision in kind, such as, nourishment, accommodation, clothes, laundry, camp and casino services, and any other services of any nature that THE EMPLOYER grants or eventually grants in the future to THE EMPLOYEE; and e) In general, any stipends, bonus, fringe benefits, benefits, aids, supplies, gratifications and accrual of any nature granted by THE EMPLOYER to THE EMPLOYEE according to is internal administrative policies, without taking into account its origin, purpose or periodicity. Paragraph 4: For clarity of the Parties, THE EMPLOYEE recognizes and accepts that its salary will only be one and it will be paid by THE EMPLOYER, without the employee having the right to claim additional salaries to affiliates, parent companies or subsidiaries of THE EMPLOYER. Paragraph 5: THE EMPLOYEE will have a form of extralegal benefits according to the policies established for that effect by THE EMPLOYER.

FIFTH: JUST CAUSES OF TERMINATION.- Are just causes for termination of this employment agreement, the breach of any of the obligations contained herein, as well as the ones set forth in Article 7 of Decree 2351 of 1965 and on behalf of THE EMPLOYEE for the following faults which are classified as grave: a) The grave violation by THE EMPLOYEE of any of its legal, contractual and regulatory obligations; b) The lack of attendance to work, without enough excuse at discretion of THE EMPLOYER, twice (2) within the same calendar month; c) The performance by THE EMPLOYEE of paid work at the service of third parties without the authorization of THE EMPLOYER; d) Repeated disagreements with coworkers; e) The breach of the confidentiality obligations contained in clause nine of this contract; f) The fact that THE EMPLOYEE attends work drunk or drinks alcoholic beverages in the place of work, even for the first time; g) The fact that THE EMPLOYEE abandons the site of work without permission of its superior or without a clear justification; h) The lack of attendance of a complete work day or more, without sufficient excuse at discretion of THE EMPLOYER, unless force majeure. Paragraph 1. It will also be a just cause of permanent termination of this employment contract by THE EMPLOYER, the notice that it receives of Gran Tierra Energy Inc. (parent company of THE EMPLOYER) in which it communicates that the employment contract of THE EMPLOYEE must be terminated and THE EMPLOYEE transferred to work in such parent company. In this case, there will be no circumstance whatsoever for THE EMPLOYEE to claim payment of compensation for the termination. Paragraph 2. THE EMPLOYEE acknowledges the following existing documents of THE EMPLOYEE and obliges in a special manner to comply with the obligations contained in them: a) Code of Business Conduct & Ethics, b) Use of Computer Policy, c) Alcohol and Drug Policy, Safety and Industrial Security Policy, and d) Internal Work Regulation; these documents have been delivered in what is nominated by the Parties as “New Employee Orientation Binder”. The breach of said obligations could also be a just cause for the termination of the employment contract.

SIXTH. TERM.- The first two (2) months of this contract will be deemed as a probation period and therefore any of the parties may unilaterally terminate it at any time during such term without any time of compensation. Expired such term, the term will be undefined.

SEVENTH: TOTAL AGREEMENT AND MODIFICATIONS.- The present contract replaces in its integrity and leaves without effect any other verbal or written agreement made prior between the Parties. In consequence, the parties declare that they will not recognize validity to verbal stipulations made in relation to this contract which constitutes the complete and total agreement regarding its purpose, in such way that any modification suffered to the present contract must be made in writing.

EIGHT: INTELECTUAL AND INDUSTRIAL PROPERTY.- The discoveries and inventions and improvement of procedures, as well as all the works and consequently the results of the activities of THE EMPLOYEE or when by nature of its functions it had access to secrets of confidential investigations, will remain exclusive property of THE EMPLOYER. Additionally, the latter will have the right to patent in its name or in the name of third parties those inventions or improvements, for which THE EMPLOYEE will accept to provide timely the knowledge regarding the corresponding formality and to sign and grant the powers and documents necessary for such purpose, when requested by THE EMPLOYER, without the latter being obliged to pay compensation whatsoever.

NINETH: CONFIDENTIALITY.-  In addition to the special obligations contained in Article 58 of the Substantive Labor Code and the ones that in specific manner have been agreed in other clauses of this employment contract, THE EMPLOYEE is obliged to maintain confidential the information related to THE EMPLOYER and specially, the information of projects, contracts or services that are delivered or divulged to THE EMPLOYEE, or used and develop by such. In this sense the information that is delivered to THE EMPLOYEE shall be used exclusively for the compliance and performance of the contracted functions. Any other use or destination that is given to such will have to be previously authorized by THE EMPLOYER. Paragraph 1: For the effects of this clause, information will be, without being an exhaustive list: Documents, Invoices, Orders, Minutes, Contracts, Proposals, Conversations, Studies, Evaluations, Compilations, Data, Analysis, Design, Recordings, Archives, Interpretations of any type, nature or kind, related to the feasibility of performing Projects, Contracts or Services by THE EMPLOYER. Paragraph 2: The breach of the obligations or prohibitions referred to in this clause, will allow the imposition of disciplinary sanctions or the termination of the contract with just cause, depending on the gravity of the fault. However, in the event that THE EMPLOYER breaches the obligation to maintain confidential the information, without prejudice of the disciplinary sanctions and possibility of termination the employment contract with just cause, THE EMPLOYER may as well request and/or claim the payment of a compensation for the total amount of the damages that the breach may cause. Paragraph 3: The confidentiality obligation referred to in this clause will subsist for two (2) calendar years after the termination of the employment contract, regardless of the cause of termination.

TENTH: WORK TOOLS: In case that among the work tools THE EMPLOYER provides THE EMPLOYEE a personal computer, this one recognizes and accepts that it is exclusively provided for labor purposes, this is, with the purpose of giving assistance in the search and development, promotional effort, general communications and any other matter related to the job. In this sense, the email and other forms available of internet access shall only be used for business purposes and will be deemed work tools, reason for which it is totally prohibited the use for different effects than the ones related to the inherent or entrusted activities to the position. Paragraph 1: According to the above, THE EMPLOYEE recognizes and accepts that its email as well as the communications network are not private nor for personal use, expressly and irrevocably authorizing THE EMPLOYER to monitor and review the communications in the computer, every time that it is deemed necessary. Paragraph 2: It is absolutely prohibited to transfer, copy or reproduce the archives, software, images or internet texts, pages or public billboards of the company’s data network. THE EMPLOYER agrees that the designated computer and the data network of the company will not be used for the access, exhibition, copy, circulation, storage or distribution of pornographic, racist, sexists information or that induces to crime nor for the broadcasting of politically sensible material, available through internet or for the storage of MP3 files that clog the proper functioning of the equipment. In this sense, it is specifically prohibited the projection, reproduction and storage of pornographic, racist, sexist or that incite violence, as well as the circulation of illegal or immoral material from internet. Paragraph 3: THE EMPLOYEE acknowledges, accepts and authorizes THE EMPLOYER to, using the proper magnetic systems, monitor and record all and every one of the telephone conversations held by the first from or with THE EMPLOYER’s offices. Additionally, and unconditionally or irrevocable, THE EMPOYEE authorizes THE EMPLOYER to use the corresponding tapes, without any type of previous requirement, for any of the following purposes: a) To present them as evidence in any type of administrative, judicial proceeding, arbitration, amicable resolution or in settlement hearing, in which THE EMPLOYER, one of its partners, contractors are part; b) For evidentiary purposes when judicial authorities requests so; c) For the evidentiary purposes in any time of proceeding, acts or administrative investigation initiated by any governmental authority: d) To verify the proper compliance of the duties, obligations and legal and contractual responsibilities, in charge of THE EMPLOYEE.

ELEVENTH: ADDRESS AND NOTICES.- In the heading of this contract THE EMPLOYEE has provided and noted the actual address of his permanent residence. Every and all notice that THE EMPLOYER would have to make to THE EMPLOYEE derived from the performance or termination of this contract, will be held as valid and legal if it is directed to THE EMPLOYEE´s address as filed in THE EMPLOYER´S offices. In any event of change of residence, THE EMPLOYEE is obliged to notify such circumstance to THE EMPLOYER within the next five (5) days of said change, otherwise the information provided to THE EMPLOYER will still be held as valid for all legal purposes.

In witness whereof, this employment contract is signed in the city of Bogotá D.C., the thirty first (31st) day of January of two thousand eleven (2011).

THE EMPLOYER	THE EMPLOYEE
/s/Julián García Salcedo	/s/ Duncan Nightingale
Julián García Salcedo	Duncan Nightingale
GRAN TIERRA ENERGY COLOMBIA LTD

WITNESS
/s/ Angela Laganis